                                                                    EXHIBIT 11.1



                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


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

                                                        1996                       1995                    JUNE 30, 1997
                                             ------------------------    ------------------------    ------------------------
                                             PRIMARY    SUPPLEMENTARY    PRIMARY    SUPPLEMENTARY    PRIMARY    SUPPLEMENTARY
                                             -------    -------------    -------    -------------    -------    -------------
Net income from continuing
  operations ...........................   $5,970,000     $5,970,000    $3,069,000    $3,069,000    $3,532,000        N/A
Net income (loss) from discontinued
  operations ...........................      (91,000)       (91,000)       50,000        50,000         --           N/A
Interest, net of taxes .................                     543,000                   1,114,000         --           N/A
                                           ----------     ----------    ----------    ----------    ----------    -----------
Net income .............................   $5,879,000     $6,422,000    $3,119,000    $4,233,000    $3,532,000        N/A
Weighted average common shares
  outstanding ..........................    6,213,500      7,277,000     5,150,000     7,277,000     7,277,000        N/A
Earnings per share from continuing
  operations ...........................   $     0.96          --       $     0.60         --       $     0.49        N/A
Income (loss) per share discontinued
  operations ...........................        (0.01)         --             0.01         --             --          N/A
                                           ----------      ---------    ----------     ---------    -----------    ----------
Net income per share ...................   $     0.95          --       $     0.61         --       $     0.49        N/A
Supplementary net income per share .....        --        $     0.88          --      $     0.50    $     --          N/A
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
                                                                                    1994                   JUNE 30, 1996
                                                                         ------------------------     -------------------------
                                                                         PRIMARY    SUPPLEMENTARY     PRIMARY    SUPPLEMENTARY
                                                                         -------    -------------     -------    --------------
Net income from continuing operations ............................    $2,182,000      $2,182,000     $2,334,000    $2,334,000
Net income (loss) from discontinued operations ...................          --              --          (22,000)      (22,000)
Interest, net of taxes ...........................................          --           926,000           --         543,000
                                                                      ----------      ----------     ----------    ----------
Net income .......................................................    $2,182,000      $3,108,000     $2,312,000    $2,855,000
Weighted average common shares outstanding .......................     5,150,000       7,277,000      5,150,000     7,277,000
Earnings per share from continuing operations ....................    $     0.42           --        $     0.45          --
Income (loss) per share discontinued operations ..................          --             --              --            --
                                                                      ----------      ----------     ----------    ----------
Net income per share .............................................    $     0.42           --        $     0.45          --
Supplementary net income per share ...............................          --        $     0.43           --      $     0.40
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